Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Longwei Petroleum Investment Holding Limited

We hereby consent to the incorporation by reference of our report dated September 28, 2010, with respect to the financial statements of Longwei Petroleum Investment Holding  Limited appearing in the Annual Report on Form 10-K of Longwei Petroleum Investment Holding Limited for the year ended June 30, 2010, in the Registration Statement of Longwei Petroleum Investment Holding Limited on Form S-3/A to be filed on or about January 14, 2011. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC Salt Lake City, Utah
January 14, 2011